COMPENSATION PLAN

Approved May 2007

Last Revised August 2019

Amended and Restated May 2021

Tennessee Valley Authority
Compensation Plan

Principles

Authority

The Tennessee Valley Authority (“TVA”) Compensation Plan provides the framework for Management, the People and Performance Committee, and the Board of Directors of the Tennessee Valley Authority (“Board”) to establish and manage compensation for all TVA employees in a manner that is in compliance with the Tennessee Valley Authority Act of 1933, as amended (“TVA Act”). The Board approves the Compensation Plan and ensures that it is consistent with the TVA Act and TVA’s strategic goals.
The TVA Act provides that the Board will approve and establish a compensation plan for TVA employees which:
•    Specifies all compensation (including salary or any other pay, bonuses, benefits, incentives, and any other form of remuneration) for the Chief Executive Officer (“CEO”) and TVA employees;

•    Shall be based on an annual survey of the prevailing compensation for similar positions in private industry, including engineering and electric utility companies, publicly owned electric utilities, and Federal, State, and local governments; and

•    Shall provide that education, experience, level of responsibility, geographic differences, and retention and recruitment needs will be taken into account in determining compensation of employees.
The TVA Act also provides that:
•    The Board shall approve all compensation (including salary or any other pay, bonuses, benefits, incentives, and any other form of remuneration) of all managers and technical personnel that report directly to the CEO (including any adjustment to compensation);

•    On the recommendation of the CEO, the Board shall approve the salaries of employees whose annual salaries would be in excess of the annual rate payable for positions at Level IV of the Executive Schedule; and

•    The CEO shall determine the salary and benefits of employees whose annual salary is not greater than the annual rate payable for positions at Level IV of the Executive Schedule.
The Compensation Plan is reviewed annually to ensure consistency and alignment with TVA’s mission and strategic goals. The Compensation Plan includes the following key elements:

Philosophy

TVA’s Compensation Philosophy is based on certain statutory requirements and is designed to attract, engage, and retain highly skilled and coveted employees needed to accomplish the agency's broad mission. Under the TVA Act, TVA has its own personnel system; however, employees are public servants.
In their service, many employees are called on to accomplish specialized aspects of the Company’s mission safely, reliably, and efficiently, and must have the requisite education, experience and professional qualifications. These requirements make it necessary for TVA to offer compensation opportunities that enable TVA to attract, retain, and fully engage highly qualified candidates for positions similar to those in relevant industries.
Performance-based compensation is critical to TVA in achieving its strategic goals. A key component of the Compensation Philosophy is a strong orientation toward “pay for performance,” which rewards continuous improvement in TVA’s overall performance as well as that of individual business units and individual participants.
TVA’s Compensation Philosophy emphasizes a structured, market-based, and performance-based approach to determining pay levels and incentive opportunities. For those positions requiring specialization, compensation is designed to be competitive with the sectors from which TVA would recruit and those likely to recruit TVA employees.
•    Compensation is targeted at the median (50th percentile) of the applicable labor market for talent for most positions.
•    Compensation may be targeted above the median of the relevant labor market (typically between 50th and 75th percentiles) for certain positions due to market scarcity, recruitment and retention issues, or other business reasons.
•    Compensation may be targeted below the median of the relevant labor market for certain positions due to incumbent experience, position scope, or other business reasons.
Competitive compensation levels are determined using relevant labor market data obtained through surveys and public filing reviews and validated through recruitment and periodic supplemental benchmark activities.
Additionally, compensation for TVA trades and labor employees is based on prevailing pay for similar work. Section 3 of the TVA Act requires the prevailing rate of wages for work of a similar nature prevailing in the vicinity be paid to laborers and mechanics whether employed by contractors or directly by TVA. Compensation for other represented employees is based on total compensation levels, market rates, practices, and methods of payment for similar work in the relevant labor market consistent with applicable labor agreements.
TVA’s Employee Benefits program offers a competitive benefits package to attract and retain the workforce required for TVA to achieve its mission successfully while prudently managing costs, ensuring optimum use of benefit dollars, engaging employees and retirees to become informed consumers, and partnering in managing benefit costs.
TVA sponsors two qualified retirement plans for eligible employees, a defined benefit pension plan and a defined contribution (401(k)) plan, which provide competitive benefits in the relevant labor market. Certain executives in critical positions also participate in a non-qualified pension plan that provides supplemental benefits at compensation levels that are higher than the limits specified by IRS regulations.

Strategy

Compensation Basis

Executives, Management & Specialist, and Excluded Employees

In accordance with the TVA Act, the level of compensation for Executives, Management and Specialists will be based on annual market survey data that represent prevailing competitive compensation for similar positions in private industry, including engineering and electric utility companies, publicly owned electric utilities, and Federal, State, and local governments.
Non-management and specialist employees who are not covered by one of TVA’s bargaining units due to the sensitive and confidential nature of their work are categorized as Excluded Employees. Compensation for employees in this category will be based on annual market survey data that represent prevailing competitive compensation for similar positions in the relevant labor market. Compensation for Excluded Employees will be targeted, in general, at the median of the relevant labor market for all positions.

Represented Employees

Trades and Labor Represented Employees

TVA annually conducts a wage survey within a specified geographic vicinity and negotiates with the Trades and Labor Project Agreement Council representing contractor employees from multiple building trades unions to establish an agreed upon prevailing wage rate. Any dispute over what the rate should be may be appealed to the Secretary of Labor under the TVA Act for a final decision. TVA contractors are required to pay these prevailing rates, and unions provide craftspersons to the contractor's job at these rates. The same total wage package applies to all work sites.
TVA also annually conducts a prevailing wage survey for work performed by TVA Trades and Labor employees directly. The prevailing wage rate is negotiated between TVA and the Annual Council representing multiple unions and the Teamsters for jobs each represents. Disputes over the prevailing rate may be appealed to the Secretary of Labor.

Salary Policy Represented Employees

As required by labor agreements, surveys, published data, and/or other sources are reviewed annually by TVA and the applicable unions to negotiate compensation budgets and pay adjustments. Disputes over monetary issues are resolved through binding arbitration.

Candidate Sourcing and Relevant Labor Markets

External recruiting areas are defined for specialized segments of TVA’s employees based on the most likely sources of qualified candidates and the sectors in which TVA is most vulnerable to external recruitment activities.
External recruitment sources for the most senior levels of Management (CEO, direct reports to the CEO, and other select executives) consist of both private and publicly-owned companies in the energy services industry that have similar revenue and scope as TVA due to the criticality of industry-specific knowledge, experience, and professional qualifications in carrying out the duties of these positions.
However, some positions which have less need for industry-specific knowledge and experience may have recruitment areas in general industry and governmental entities in addition to the energy services industry and public power.
External recruitment areas for other segments of TVA employees may include general industry, governmental entities, energy services companies, and investor-owned utilities.
Relevant labor markets for other segments of TVA employees are frequently reviewed and will reflect consideration of potential recruiting sources, external recruiting threats, geographic scope of recruitment activities, type of business/industry, type of position, etc.

Sources of Competitive Market Compensation Information

Competitive market compensation information is obtained from a variety of sources including:

•    Published and custom compensation surveys reflecting the relevant labor markets identified for designated positions; and
•    Publicly disclosed information from a custom peer group of energy services companies of comparable size and business complexity as reviewed and approved by the Committee annually.
The competitive market compensation information is used to:

•    Test competitiveness of compensation level and opportunity by position;
•    Serve as a point-of-reference for establishing pay packages for recruiting executives; and
•    Inform appropriate adjustments to compensation levels and opportunities to maintain the desired degree of market competitiveness.
The development of competitive market references that reflect the primary sources of candidates does not limit the potential candidates to those sources. For example, the fact that the market reference for a position reflects median compensation for energy services companies simply informs as to the likely pay levels necessary to attract and retain talent for that position and should not limit TVA’s recruiting efforts to energy services companies.

Compensation Components

Total direct compensation consists of the following components: 1) Salary, 2) Short-Term Incentive, and 3) Long-Term Incentive. Salary is considered a “fixed” compensation component that represents the annual base salary or rate of pay provided to an employee to reward day-to-day contributions to the Company.
The Short-Term Incentive and Long-Term Incentive are variable and/or “at-risk” compensation components. At TVA, the Short-Term Incentive is generally paid through the Winning Performance Team Incentive Plan or the Executive Annual Incentive Plan. It represents the primary element used to reward accomplishments against established business and individual goals within a given fiscal year. TVA provides Long-Term Incentive through the Long-Term Incentive Plan to TVA officers, executives, and select key managers. The Long-Term Incentive Plan focuses employees on longer-term performance and retention goals, and eligible participants may receive one or both components.
Consistent with TVA’s philosophy of tying pay to performance, the mix of fixed and variable pay components varies by level of position. In general, as the scope and responsibility of a position increases, the percentage of pay that is variable or at-risk also increases.

Pay for Performance

A key feature of the Compensation Plan is a strong orientation toward pay for performance for all employees. The at-risk, pay for performance elements play a substantial role in executive pay and are guided by TVA's business strategy to ensure appropriate alignment between accountability and motivation/reward. The Compensation Plan also seeks to strike the appropriate balance between achieving short-term annual results and ensuring TVA’s long-term success and viability.
TVA’s incentive plans are linked to strategic priorities emphasizing improvements in TVA's overall performance. The range of incentive opportunity for TVA executives is calibrated to the degree of difficulty in achievement of specific goals.
TVA continuously reviews the goals and measures that are used in its pay for performance plans to ensure they support the achievement of TVA's strategic goals. Generally, it is the intention of TVA that changes to the goals and measures will not be made during or at the conclusion of the performance period; however, the Board retains the right to do so, if necessary to ensure a fair and balanced outcome. Through pay for performance, the Compensation Plan recognizes individual performance and focuses attention on the achievement of business goals that are important to customers and the people TVA serves. TVA’s Short-Term Incentive achieves this objective through the use of a scorecard, while the Company’s Long-Term Incentive emphasizes a performance orientation by typically targeting a majority portion of long-term compensation in the form of at-risk, performance-based compensation tied to the achievement of measurable, predetermined goals.

Roles

EVP and Chief People and Communications Officer

•    Recommends the TVA Compensation Plan to provide the framework for TVA Management, the CEO, the People and Performance Committee, and the Board to manage compensation for all TVA employees in a manner which is in compliance with the TVA Act.

Chief Executive Officer

•    Evaluates the performance of the CEO’s direct reports and recommends executive pay adjustments to the People and Performance Committee and the Board as appropriate.
•    Approves, or delegates to others the authority to approve, all personnel and compensation actions not reserved for Board approval as defined by the delegations in this Compensation Plan.
•    Approves the TVA Retirement System (“TVARS”) Board's selection of trustees of TVARS and the 401(k) Plan and the trust agreements between TVARS and such trustees and any amendments thereto.
•    Approves the TVARS Board's selection of investment managers of TVARS and the 401(k) Plan and the investment management agreements between TVARS and such managers and any amendments thereto.
•    Receives notice of any amendments to the TVARS Rules and Regulations and the 401(k) Plan Provisions approved by the TVARS Board that do not have a direct cost impact on TVA and that do not increase the liabilities of TVARS and elects whether to veto or not to veto such amendments during a 30-day window following receipt of notice of amendments from TVARS.
•    Appoints three members to the TVARS Board.

People and Performance Committee

•    Reviews the TVA Compensation Plan that is required by Section 2(g)(1)(F) of the TVA Act and makes recommendations to the full Board for approval.
•    Reviews total compensation for the CEO and all executives who report directly to the CEO (including employment agreements dealing with such compensation and other matters, to the extent deemed appropriate) and the structure of the Company’s executive leadership team, including CEO specific quantitative and qualitative goals, and recommends such compensation and goals for the CEO to the full Board for approval.
•    Reviews the performance of the CEO and, on an annual basis, reviews a report by the CEO on the performance of the CEO's direct reports.

•    Monitors and recommends to the Board on an annual basis (on the recommendation of the CEO and as approved or delegated by the CEO throughout the year) the salaries of employees whose annual salaries would be in excess of the annual rate payable for positions at Executive Schedule Level IV.
•    Monitors the Company’s executive compensation to ensure its competitiveness and effectiveness in recruiting, retaining, and keeping capable executives fully engaged in service to TVA.
•    Periodically reviews the compensation and benefits programs for all TVA employees, including retirement benefits, annual opportunities under incentive plans, and other elements of compensation, to ensure prudent management of resources and competitiveness and effectiveness in recruiting, retaining, and fully engaging capable executives, managers, and employees.
•    Reviews and recommends to the full Board TVA’s annual contribution to TVARS.
•    Reviews amendments to the TVARS Rules and Regulations and 401(k) Plan Provisions approved by the TVARS Board that have a direct cost impact on TVA or that increase the liabilities of TVARS and recommends to the full Board whether to elect to veto or not to veto such amendments.
•    Coordinates with other Board committees as appropriate on any of the roles set out above.
TVA Board of Directors
•    Approves the TVA Compensation Plan and amendments to the plan for all employees, which includes TVA’s Compensation Philosophy and relevant labor market.
•    Approves all compensation (including salary, bonuses, benefits, incentives, and any other form of remuneration) for the CEO and all executives that report directly to the CEO.
•    Approves on an annual basis, on the recommendation of the People and Performance Committee as approved or delegated by the CEO throughout the year, the salaries of employees whose annual salaries would be in excess of the annual rate payable for positions at Executive Schedule Level IV.
•    Approves TVA’s annual contribution to TVARS.
•    Receives notice of any amendments to the TVARS Rules and Regulations and the 401(k) Plan Provisions approved by the TVARS Board that have a direct cost impact on TVA or that increase the liabilities of TVARS and elects whether to veto or not to veto such amendments during a 30-day window following receipt of notice of amendments from TVARS.
•    Receives notice of any change in asset allocation that would change TVARS’ assumed rate of investment return and elects whether to veto or not to veto such change during a 60-day window following receipt of notice of any such change from TVARS.